EXHIBIT 10.8









                      COAL SUPPLY AGREEMENT



                             BETWEEN




               INDIANAPOLIS POWER & LIGHT COMPANY




                               AND




                BLACK DIAMOND COAL COMPANY, INC.

                        TABLE OF CONTENTS
                                    PAGE
SECTION  1.  TERM. . . . . . . . . . . . . . . . 4

SECTION  2.  QUANTITY. . . . . . . . . . . . . . 5

SECTION  3.  SOURCE; POINT OF DELIVERY;
               DESTINATION . . . . . . . . . . . 5

SECTION  4.  QUALITY . . . . . . . . . . . . . . 6

SECTION  5.  BASE PRICE FOR COAL . . . . . . . . 8

SECTION  6.  ADJUSTMENTS TO BASE PRICE . . . . . 8

SECTION  7.  CALORIFIC PRICE ADJUSTMENTS . . . .13

SECTION  8.  WEIGHTS . . . . . . . . . . . . . .14

SECTION  9.  SAMPLING AND ANALYSIS . . . . . . .16

SECTION 10.  BILLING AND PAYMENT . . . . . . . .18

SECTION 11.  RECORDS . . . . . . . . . . . . . .18

SECTION 12.  FORCE MAJEURE . . . . . . . . . . .19

SECTION 13.  COMPLIANCE WITH ANTIPOLLUTION LAWS &
          REGULATIONS, ETC . . . . . . . . . . .21

SECTION 14.  NOTICES . . . . . . . . . . . . . .22

SECTION 15.  WAIVERS AND REMEDIES. . . . . . . .23

SECTION 16.  SUCCESSORS AND ASSIGNS. . . . . . .24

SECTION 17.  HEADINGS NOT TO AFFECT CONSTRUCTION24

SECTION 18.  WRITTEN INSTRUMENT CONTAINS ENTIRE
               AGREEMENT . . . . . . . . . . . .25

SECTION 19.  EXECUTION OF COUNTERPARTS . . . . .25

SECTION 20.  CONSTRUCTION OF AGREEMENT . . . . .25

SECTION 21.  REPRESENTATIONS . . . . . . . . . .26

SECTION 22.  DEDICATION OF RESERVES AND GUARANTEE
                OF PERFORMANCE . . . . . . . . .26

                      COAL SUPPLY AGREEMENT


     THIS AGREEMENT, made and entered into as of the 27th day of September, 1994, by and between Black Diamond Coal Company, Inc., an Indiana corporation, with an office at Sullivan, Indiana (hereinafter referred to as "Seller"), and Indianapolis Power & Light Company, an Indiana corporation, with offices at Indianapolis, Indiana (herein sometimes referred to as "Buyer").
     WITNESSETH:
     WHEREAS, Buyer is a public utility rendering electric utility service over certain areas within the State of Indiana; and
     WHEREAS, Buyer desires to secure, to the extent of the quantities and for the period hereinafter stated, a supply of bituminous coal of the quality hereinafter set forth for use at its H. T. Pritchard and C.C. Perry K Generating Stations or such other generating stations as designated solely by Buyer from time to time, which supply of bituminous coal would assure compliance with applicable sulfur dioxide emission limitations for such generating stations imposed by authorities having jurisdiction therein, a copy of which proposed regulations is attached as "Exhibit A"; and
     WHEREAS, Seller represents that it is experienced in the commercial production of bituminous coal and that it owns, leases, controls or has mining rights to proven and recoverable coal reserves as described in the attached "Exhibit B" with the qualities and characteristics set forth herein; and,
     WHEREAS, Buyer desires to purchase coal and Seller desires to supply coal pursuant to the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereinafter set forth, it is hereby agreed by and between the parties hereto as follows:

SECTION 1.  TERM.
     The initial term of this Agreement shall be for a period of twelve
(12) years commencing on September ___, 1994, and ending on December 31, 2006, unless such period is extended by the written mutual agreement of the parties. Upon written notification at least one year prior to the expiration of the initial term, Buyer shall have the right to extend the term for an additional period of five (5) years.
SECTION 2.  QUANTITY.
     The quantity of coal to be sold and purchased under this Agreement shall be 480,000 tons per Contract Year, as herein defined, (such quantity is hereafter referred to as the "Base Quantity") with deliveries to commence no later than December 31, 1994. As used herein, the term "ton" shall mean a short tone of 2,000 pounds avoirdupois weight. Except during the initial year and final year, the term "Contract Year" shall mean a period beginning on January 1 and ending on the succeeding December 31. Deliveries shall be prorated during the initial year and the final year. In addition, buyer shall have the right, upon prior written notice to Seller on or before, October 1 of any contract year, to increase or decrease the Base Quantity for the next Contract Year by an amount not more than or not less than fifteen percent (15%) of the Base Quantity.

SECTION 3.  SOURCE; POINT OF DELIVERY; DESTINATION.

     The source of the coal shall be the Black Diamond Mine of Seller located in Greene County, Indiana. The coal shall be delivered by Seller to Buyer f.o.b. trucks (to be arranged by Buyer) loaded at the Black Diamond Mine, or, at Buyer 's direction, Seller will deliver coal f.o.b. train (rail cars to be supplied by Buyer or the railroad if so arranged by Buyer) at Seller's siding on the Indiana Rail Road as shown on Exhibit "B", which has the capability to load a minimum of fifty-five 100-ton railroad cars. Buyer shall have the right to direct Seller to change the transportation mode at any time during the term of this Agreement. The term "Shipment" shall be defined as a unit train rail delivery or, if trucks are used for transporting the coal, "Shipment" shall be defined as the sum of one day's truck deliveries. Title to the coal shall pass from Seller at said point of delivery and risk of loss shall follow title, provided however, Buyer shall not be responsible for costs incurred as a result of Seller's failure to comply with loading specifications of the carrier(s). Point of delivery for purposes of Sections 5 and 6 of this Agreement shall be F.O.B. railcar or truck as the case may be. Point of delivery for Purposes of Sections 4, 7 and 9 of this Agreement shall be F.O.B. Buyer's Generating Station(s).
     Coal deliveries hereunder shall be made in substantially equal monthly quantities subject to vacation and holiday schedules of the Black Diamond Mine, the Buyer and the shipper; and in accordance with Buyer's shipping instructions.

SECTION 4.  QUALITY.
     The coal to be delivered hereunder shall be:

     (a) crushed run-of-mine Indiana #4, 2" x 28" mesh coal washed using magnetite in Seller's heavy media preparation plant as shown on the attached flow chart marked as "Exhibit C"; and
     (b) of quality equal to or better than the following characteristics on a monthly weighted average "as received" basis, as determined pursuant to Section 9 hereof:
                                      Washed

        Moisture (maximum)            15%
        Ash (maximum)                 7.5%
        Pounds of sulfur dioxide per million
          British Thermal Units (maximum)  2.05
        Calorific Value (BTU's per pound minimum)        11,500
          Grindability (Hardgrove Index, average)           58
        Grindability (Hardgrove Index, Minimum)             53
        Ash Softening Temperature
          (Reducing H = W) minimum         2,500 Degrees F

     (c) Should the "as received" quality of the coal fail to meet any one or more of the characteristics described in Section 4(b) on a monthly weighted average "as received" basis, or should the coal in any one (l) rail car or any four (4) truckloads fail to meet any one or more of the following quality limitations on a "dry" basis:
                                      Dry

        Ash (maximum)                 9.52%
        Sulfur (maximum)                   1.35%
        Pounds of sulphur dioxide per mmBTU     2.05
        Calorific Value (BTU's per pound minimum)        13,452

then Buyer, at its option, may immediately suspend future deliveries of all coal until Seller gives assurances acceptable to Buyer that it has corrected such deviations. Should such assurances not be given within thirty (30) days following such suspension, Buyer may: terminate this Agreement with out further obligation to Seller; or pursue other legal remedies; or invoke any or all contractual remedies; or all of the foregoing.
     (d) Seller warrants that the coal shall be free of any extraneous materials, such as slate, shale, fire clay, rock, stone, dirt, mud or any other impurities or quality characteristics that render the coal unsuitable for use at Buyer's Generating Station(s). Should any Shipment(s) of coal containing such extraneous material be delivered to any of Buyer's Generating Stations then Buyer may immediately reject such Shipment(s) and title to such Shipment(s) shall revert to Supplier. If Buyer rejects such Shipment(s) then Seller will be responsible for all costs associated with the rejected coal Shipment(s).
        (e) For purposes of this Agreement pounds of sulfur dioxide per million BTU shall be calculated according to the following:
        Pounds of SO2 per mmBTU =
             (% Sulfur x 20,000)/(As-received BTU/Pound)
Percent sulfur and As-received BTU per pound shall be determined in accordance with Section 9.

SECTION 5.  BASE PRICE FOR COAL.
        The "Base Price" of the coal shall be Twenty-Three and 88/100 Dollars ($23.88) per ton f.o.b. trucks at the Black Diamond Mine or f.o.b. train at Seller's on the Indiana Rail Road. As used herein, the term "Base Price" shall mean the price of the coal as adjusted in accordance with Section 6 of this Agreement.

SECTION 6.  ADJUSTMENTS TO BASE PRICE.

        (a) The Base Price includes the Federal Black Lung Excise Tax (presently $0.92 per ton for deep mined coal), the reclamation fee assessed pursuant to the Surface Mining Control and Reclamation Act of 1977 (presently $0.15 per ton for deep mined coal) and all federal, state or local taxes (excluding taxes based on income), fees or other governmental charges that are presently in effect. Any adjustments made under Section 6(b) shall not be subject to any further adjustment pursuant to Section 6(c) hereof.
        (b) After January 1, 1995, in the event federal, state or local legislative, regulatory or court action results in significant and documentable changes in the cost of mining and producing coal at the Black Diamond Mine, Seller may present to Buyer a written request for a Base Price revision for those readily identifiable cost changes. Buyer shall efficiently act upon such a request and respond as soon as practicable within ninety (90) days after such written request is received. Buyer's action and response shall be to either (i) agree with Seller's request, (ii) mutually agree with Seller on a revision to the Base Price other than as requested by Seller, or (iii) if no agreement can be reached as to an adjustment to Base Price and if Seller chooses not to withdraw its request, terminate this Agreement upon sixty (60) days written notice to Seller with no further liability to either party, except that Buyer shall be obligated to pay for the coal delivered prior to such termination, for which payment has not yet been made , at the Base Price then in effect.
        (c)  CONFIDENTIAL PORTIONS OF THIS CONTRACT DATED
                   SEPTEMBER 27, 1994 BETWEEN
               INDIANAPOLIS POWER & LIGHT COMPANY
              AND BLACK DIAMOND COAL COMPANY, INC.
                   HAVE BEEN OMITTED AND FILED
                 SEPARATELY WITH THE COMMISSION
                  PURSUANT TO 17 CFR 240.24b-2

        (1)    CONFIDENTIAL PORTIONS OF THIS CONTRACT DATED
                   SEPTEMBER 27, 1994 BETWEEN
               INDIANAPOLIS POWER & LIGHT COMPANY
              AND BLACK DIAMOND COAL COMPANY, INC.
                   HAVE BEEN OMITTED AND FILED
                 SEPARATELY WITH THE COMMISSION
                  PURSUANT TO 17 CFR 240.24b-2

        (2)      CONFIDENTIAL PORTIONS OF THIS CONTRACT DATED
                   SEPTEMBER 27, 1994 BETWEEN
               INDIANAPOLIS POWER & LIGHT COMPANY
              AND BLACK DIAMOND COAL COMPANY, INC.
                   HAVE BEEN OMITTED AND FILED
                 SEPARATELY WITH THE COMMISSION
                  PURSUANT TO 17 CFR 240.24b-2

        (d)       CONFIDENTIAL PORTIONS OF THIS CONTRACT DATED
                   SEPTEMBER 27, 1994 BETWEEN
               INDIANAPOLIS POWER & LIGHT COMPANY
              AND BLACK DIAMOND COAL COMPANY, INC.
                   HAVE BEEN OMITTED AND FILED
                 SEPARATELY WITH THE COMMISSION
                  PURSUANT TO 17 CFR 240.24b-2

        (e)        CONFIDENTIAL PORTIONS OF THIS CONTRACT DATED
                   SEPTEMBER 27, 1994 BETWEEN
               INDIANAPOLIS POWER & LIGHT COMPANY
              AND BLACK DIAMOND COAL COMPANY, INC.
                   HAVE BEEN OMITTED AND FILED
                 SEPARATELY WITH THE COMMISSION
                  PURSUANT TO 17 CFR 240.24b-2

        (f)  Each time the Base Price is adjusted in accordance with
Section 6 hereof, and at any other time upon thirty days notice from Buyer, Seller shall furnish to Buyer a detailed statement showing the calculations of the new Base Price and the basis for the adjustment made thereto.
SECTION 7.  CALORIFIC PRICE ADJUSTMENT.
        (a)      CONFIDENTIAL PORTIONS OF THIS CONTRACT DATED
                   SEPTEMBER 27, 1994 BETWEEN
               INDIANAPOLIS POWER & LIGHT COMPANY
              AND BLACK DIAMOND COAL COMPANY, INC.
                   HAVE BEEN OMITTED AND FILED
                 SEPARATELY WITH THE COMMISSION
                  PURSUANT TO 17 CFR 240.24b-2

It is recognized by the parties that the calorific value of the coal may vary. Therefore, an adjustment shall be calculated each month in order to compensate for variations of more than 200 BTU's per pound during that month. This calculation shall be made by Buyer as follows:
  (1)      CONFIDENTIAL PORTIONS OF THIS CONTRACT DATED
                   SEPTEMBER 27, 1994 BETWEEN
               INDIANAPOLIS POWER & LIGHT COMPANY
              AND BLACK DIAMOND COAL COMPANY, INC.
                   HAVE BEEN OMITTED AND FILED
                 SEPARATELY WITH THE COMMISSION
                  PURSUANT TO 17 CFR 240.24b-2

  (2)      CONFIDENTIAL PORTIONS OF THIS CONTRACT DATED
                   SEPTEMBER 27, 1994 BETWEEN
               INDIANAPOLIS POWER & LIGHT COMPANY
              AND BLACK DIAMOND COAL COMPANY, INC.
                   HAVE BEEN OMITTED AND FILED
                 SEPARATELY WITH THE COMMISSION
                  PURSUANT TO 17 CFR 240.24b-2

  (3) The adjustment on a per ton basis so calculated shall be added to or subtracted from (as the case may be) the Base Price for Shipments received during the month to which such weighted average BTU/lb. applies. This calorific price adjustment provision shall not be construed to be the sole remedy available to Buyer, but shall be in addition to and cumulative to any other remedies.
  (b) These provisions of Section 7 shall apply notwithstanding the provisions stated in Section 6(c)(2) and Section 6(d) above.

SECTION 8.  WEIGHTS.
  (a) The weight of coal shipped by rail shall be determined by Buyer using belt scales at Buyer's Generating Station(s). The weight of coal shipped by truck to Buyer's Station(s) equipped with truck scales shall be determined by Buyer using such truck scales. The weight of coal shipped by truck to Buyer's Station(s) not presently equipped with truck scales shall be determined by Buyer using truck scales, if installed.
The weights thus determined shall be accepted as the quantity of the coal for which invoices are to be rendered and payments made in accordance with Section 10 hereof.
  (b) Buyer shall arrange for its scales to be properly inspected and approved on a semi-annual basis by either the Indiana State Bureau of Weights and Measures, a mutually acceptable representative agency, or the scale manufacturer in accordance with the applicable standards established by such appropriate weighing and inspection bureau, and subject to verification by Seller and the carrier(s) involved in delivery to Buyer's Generating Station(s).
  Seller shall have the right to have a representative present at any and all times to observe the weighing of the coal. If Seller should at any time question the accuracy of the weights thus determined, Seller shall so advise Buyer and Buyer shall arrange for tests to be conducted by either the Indiana State Bureau of Weights and Measures, a mutually acceptable representative agency, or the scale manufacturer in accordance with the applicable standards established by such appropriate weighing and inspection bureau. If such tests reveal Buyer's scales to be in error, they shall promptly be adjusted to an accurate condition. If any such tests reveal an error in weight in excess of one-quarter of one percent (0.25%) the weights of the coal measured on such scale during the period commencing with the date on which the accuracy was questioned and ending on the date such scales are correctly calibrated, shall be adjusted by the amount of the as-found calibration error. Invoices shall be adjusted to reflect such change in weight.
  (c) In the event Buyer's weighing facilities for truck deliveries are not operational or installed, weights will be determined on truck scales at Black Diamond Mine by Seller, in accordance with the testing and other provisions of this Section 8 and such weights shall be accepted as the quantity of the coal for which invoices are to be rendered and payments made in accordance with Section 10 hereof.
  In the event Buyer's weighing facilities for rail deliveries are not operational, the weight per rail car will be established by using the average lading weight per rail car of the ten (10) most recent Shipments which were weighed prior to such inoperability, or if ten (10) Shipments have not moved prior to such inoperability, the average lading weight of rail cars in the ten (10) Shipments following reinstatement of operability of Buyer's scales will be used as the weight per rail car.

SECTION 9.  SAMPLING AND ANALYSIS.
  Each day that coal is delivered hereunder, Buyer shall take or cause to be taken, representative samples of such coal and cause to be determined by proper analyses the quality and characteristics of the coal for each Shipment. Sampling shall consist of representative samples, manually gathered, from at least 20% of the railcars in each Shipment, or, in the event of truck delivery, 20% of the trucks in each Shipment. Where mechanical sampling systems are available, such sampling systems shall be used in accordance with standards developed by the American Society for Testing and Materials (herein referred to as "ASTM"), unless the Buyer and Seller shall agree on alternate standards. Analyses shall be performed in general accordance with ASTM procedures. Buyer shall furnish semi-monthly to Seller a report showing the quality and characteristics of the coal made on a per shipment basis. Seller shall have the right to have a representative present at any and all times to observe the sampling. Results of the sampling and analyses by Buyer shall be accepted as the quality and characteristics of the coal delivered hereunder; provided however, that if Seller should at any time question the correctness of either the sampling or the analyses made by Buyer, Seller shall have the right, at its expense, to have the coal sampled at destination and analyzed by a commercial testing laboratory, mutually chosen, and using standards developed by ASTM, Bureau of Mines or mutually acceptable procedures. The results of such sampling and analyses shall be accepted as the quality and characteristics of the coal for those Shipments. If the Buyer's sample is from less than 20% of the Shipment, the results of Seller's sample and analysis shall be accepted as the quality and characteristics of the Shipment.
SECTION 10.  BILLING AND PAYMENT.
  On or about the tenth (10th) day of each month, Seller shall render invoices to Buyer covering the coal shipped during the first ten (10) days of said month. Buyer shall, within ten (10) days after receipt of such invoices, pay to Seller by cash or check, in United States funds, the net amount of the invoice. On or about the twentieth (20th) day of each month, Seller shall render invoices to Buyer covering the coal shipped during the second ten (10) days of said month. Buyer shall, within ten (10) days after receipt of such invoices, pay to Seller by cash or check, in United States funds, the net amount of the invoices.
On or before the third (3rd) working day of each calendar month, or as soon thereafter as practical, Seller shall render to Buyer invoices covering the coal shipped during the period from the twenty-first (21st) day to the last day of the preceding month and shall give effect to all pertinent adjustments for the second preceding calendar month. Buyer shall pay to Seller by cash or check, in United States funds, the net amount of such invoices within ten (10) days after receipt of the invoices.

SECTION 11.  RECORDS.
  Seller shall keep accurate and satisfactory records and books of account showing all costs, payments, price adjustments, credits, debits and all other data required for purposes of this Agreement.
  Buyer shall have the right at all times and at any time, upon reasonable and written notice, to examine or to cause a nationally recognized accounting firm or mining engineering firm to examine the reserves, mine, and records of Seller as they pertain to this Agreement. The cost of such examination shall be borne by Buyer.

SECTION 12.  FORCE MAJEURE.
  (a) The term "force majeure" as used herein shall mean any and all causes beyond the control and without the fault or negligence of the party failing to perform, including but not limited to acts of God, acts of the public enemy, insurrections, riots, labor disputes, boycotts, labor and material shortages, fires, explosions, floods, breakdowns of or damage to equipment or facilities, interruptions to transportation, embargoes, acts of military authorities, or other causes of a similar nature which wholly or partly prevent the mining, delivering and/or loading of the coal by Seller, or the receiving, unloading, accepting and/or utilizing of the coal by Buyer.
  (b) If, because of a verifiable condition of force majeure, either party hereto is unable to carry out any of its obligations under this Agreement (other than the obligation of a party to pay money in connection with the performance of this Agreement) and if such party shall promptly give to the other party written notice of such force majeure, then the obligation of the party giving such notice shall be suspended to the extent made necessary by such force majeure and during its continuance; provided however, that the party giving such notice shall use its best efforts to eliminate such force majeure insofar as possible with a minimum of delay. Any deficiencies in deliveries of the coal caused by force majeure shall not be made up except by mutual consent. In the event the force majeure clause is invoked by either party to this Agreement, deliveries or purchases, as the case may be, shall be prorated among Seller's contract purchasers or Buyer's contract suppliers based upon existing shipping schedules and projections for the pertinent destinations specified in the force majeure notice, during the period such force majeure is in effect.
  (c) During a period in which a condition of total force majeure is invoked by Buyer, Seller, in the absence of mutual consent to make up such deficient deliveries, may sell to others the coal otherwise designated for Buyer. Conversely, during a period in which a condition of total force majeure is invoked by Seller, Buyer, in the absence of mutual consent to make up such deficient deliveries, may buy from others the coal otherwise to have been purchased from Seller.
  (d) Notwithstanding the foregoing provisions of this Section 12, it is expressly understood that any prohibition to take deliveries of, or to utilize coal, which is imposed upon Buyer by means of laws, regulations or orders of a court or administrative body, whether or not such event is beyond the control of Buyer, shall not for the purposes hereof negate the provisions of Section 13 hereof.

SECTION 13.  COMPLIANCE WITH ANTIPOLLUTION LAWS AND
          REGULATIONS, ETC.
  The parties hereto recognize that, during the term of this Agreement, legislative or regulatory bodies or the courts having competent jurisdiction over the subject matter hereof may enact laws and regulations, or issue orders or enforcement policies such as, but not limited to, those relating to air pollution, the effect of which will make it impossible or impractical for Buyer to utilize the coal without substantially changing or altering its utilization equipment. Such laws, regulations, enforcement policies, or orders may pertain to but would not necessarily be limited to, the sulfur content of the coal. If such laws, regulations, enforcement policies or orders are imposed, Buyer shall provide written notice to Seller of such laws, regulations, enforcement policies and orders as soon as reasonably practicable. If Buyer, in its sole reasonable opinion, is unable to utilize the coal with its then present equipment at its H. T. Pritchard or Perry K Generating Stations and desires to replace the coal with other coal of suitable quality specifications, then Buyer shall give Seller notice of termination of this Agreement effective in one hundred twenty (120) days and Seller shall have the exclusive right to submit a proposal for such replacement coal within thirty (30) days after receipt of such notice. If Seller's proposal for supplying such replacement coal to Buyer is not timely submitted or if the parties are unable to reach a new agreement concerning such replacement coal, including quality and price, within sixty (60) days after submittal of such proposal by Seller, the exclusive right to negotiate shall expire immediately and this Agreement shall terminate on the date specified in Buyer's termination notice. Upon such termination, neither party hereto shall have any further liability to the other party hereunder except to pay for the coal delivered prior to such termination for which payment has not yet been made.

SECTION 14.  NOTICES.
  (a) Any notice, request, consent, demand, report or statement given to or made upon either party hereto by the other party hereto under any of the provisions of this Agreement shall be in writing, unless it is otherwise specifically provided herein, and shall be treated as duly delivered when the same is either (i) personally delivered to the officer listed below of Buyer or personally delivered to the officer listed below of Seller, or (ii) deposited in the United States mail, postage prepaid and properly addressed as follows:
  If notice is to Buyer, addressed as follows:
       Indianapolis Power & Light Company
       P. O. Box 1595
       Indianapolis, Indiana  46206-1595
       Attention:  Vice President - Fuel Supply

  with a copy to:

       Indianapolis Power & Light Company
       P. O. Box 1595
       Indianapolis, Indiana  46206-1595
       Attention: Vice President, Secretary and General Counsel


  If notice is to Seller, addressed as follows:

       Black Diamond Coal Company, Inc.
       516 Wulfenberger
       Sullivan, Indiana  47882
       Attention:  Mr. Richard H. Whitehead, President

  (b) Any notice, request or demand pertaining to matters of an operating nature may be delivered by mail, messenger, telephone, telegraph or verbally to such agent of the party hereto being notified as may be appropriate; and, if given by telephone, telegraph or verbally, shall be confirmed in writing as soon as practicable thereafter, if the party to whom the notice is given so requests in any particular instance.

SECTION 15.  WAIVERS AND REMEDIES.
  (a) The failure of either party hereto to insist in any one or more instances upon strict performance of any provision of this Agreement by the other party hereto, or to take advantage of any of its rights hereunder, shall not be construed as a waiver by it of any such provision or the relinquishment by it of any such rights in respect of any subsequent nonperformance of such provision; but the same shall continue and remain in full force and effect.
  (b) Each remedy specifically provided for under this Agreement shall be taken and construed as cumulative and in addition to every other remedy provided for herein or by law.
  (c) No default (including but not limited to failure to meet or exceed all quality specifications in Section 4 hereof) by either party hereto in the performance of any of its covenants or obligations hereunder, which except for this provision would be the legal basis for the right or rescission or termination of this Agreement by the other party hereto, shall give or result in such a right unless and until such defaulting party shall fail to correct or take all such actions as are necessary to correct such default thereafter within thirty (30) days after written notice of claim of such default is given to such defaulting party by the other party hereto.

SECTION 16.  SUCCESSORS AND ASSIGNS.
  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided however, that this Agreement may not be assigned nor may either party transfer a controlling interest in the ownership of such party, without the written consent of the other party, except as a pledge, assignment or other security arrangement to secure indebtedness incurred for the purpose of or in connection with performance under this Agreement.

SECTION 17.  HEADINGS NOT TO AFFECT CONSTRUCTION.
  The headings to the respective sections and paragraphs of this Agreement are inserted for convenience of reference and are neither to be taken to be any part of the provisions hereof nor to control or affect the meaning, construction or effect of the same.


SECTION 18.  WRITTEN INSTRUMENT CONTAINS ENTIRE AGREEMENT.
  This written instrument contains the entire agreement between the parties hereto in respect of the subject matter, and there are no other understandings or agreements between said parties, or either of them in respect thereof.

SECTION 19.  EXECUTION OF COUNTERPARTS.
  This instrument may be executed in any number of counterparts, and all such counterparts shall constitute but one and the same instrument.

SECTION 20.  CONSTRUCTION OF AGREEMENT.
  This instrument shall be governed by and construed in accordance with the laws of the State of Indiana.


SECTION 21.  REPRESENTATIONS.
  Buyer and Seller each represent to the other that the person signing this Agreement on behalf of said party has the full right, power and authority to enter into this Agreement, to bind the corporation by the terms of this Agreement and that all necessary corporate action has been taken in connection therewith.

SECTION 22.  DEDICATION OF RESERVES AND GUARANTEE OF PERFORMANCE
  (a) To secure full and faithful performance by Seller under this Agreement, Seller hereby dedicates to Buyer all of the coal reserves that are presently owned, leased or controlled by Seller and all coal reserves that Seller hereafter may acquire, lease or control in Greene County, Indiana, commonly known as Seller's Black Diamond Mine and more specifically identified and shown on Exhibits B and B1. The dedication of the coal reserves shall be subordinate to the interest of United Leasing,Inc., Seller's lender, and shall be made in the form of a written recordable instrument. The dedication shall commit Seller to mine, produce and deliver the coal to Buyer in accordance with the provisions of this Agreement. During the term of this Agreement, Seller agrees to keep the dedicated coal reserves free and clear of any and all liens, mortgages and encumbrances, except for the interests of United Leasing, Inc. and current easements, property rights and restrictions of record of any property owner. Except as stated above, Seller shall refrain from encumbering the dedicated coal reserves as a pledge, assignment or other security arrangement to secure any indebtedness.
  (b) In order to meet the delivery commencement date in Section 2, Seller agrees to secure financing no later than September 27, 1994 and to concurrently commence mining activities at the Black Diamond Mine that are necessary and required to operate the Mine and commence deliveries of coal no later than December 31, 1994. In the event that Seller defaults in the performance of its obligations at anytime during the term of this Agreement, Buyer shall have the right to designate, in conjunction with Seller's lender, a qualified substitute contract miner to assume the obligations of the Seller and to perform in accordance with this Agreement.
  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective corporate officers or representatives, all as of the date first above written.

            INDIANAPOLIS POWER & LIGHT COMPANY


            By:  /s/   Ramon L. Humke
                Ramon L. Humke
                President & Chief Operating Officer


Attest:

            By:  /s/   Marcus E. Woods
                Marcus E. Woods
                Secretary & General Counsel




            BLACK DIAMOND COAL COMPANY, INC.


            By:  /s/  Richard H. Whitehead
                 Richard H. Whitehead, President



Attest:

            By:_____________________________________
            Title:

EXHIBIT A

326 IAC 7-4-11  Morgan County sulfur dioxide emission
            limitations

Authority:  IC 13-1-1-4; IC 13-7-7
Affected:   IC 13-1-1; IC 13-7

  Sec. 11. Indianapolis Power and Light (IPL) Pritchard Generating Station shall comply with the sulfur dioxide emission limitations in pounds per million Btu and other requirements as follows:
                                                   Emission
Facility Description                            Limitations

(1)    Units 1 and 2                               0.37 each
(2)    Units 3, 4, 5, and 6 on and before
  September 30, 1990                               6.0  each
  Unit 3 after September 30, 1990                  0.37
  Units 4, 5, and 6 after September 30,
  1990                                             3.04 each

(3) As an exception to the emission limitations specified in subdivision (2), after September 30, 1990, at any time in which IPL burns coal on Unit 3, sulfur dioxide emissions from Units 3, 4, 5, and 6 shall be limited to two and fifty-seven hundredths (2.57) pounds per million Btu each.

(4) Prior to October 31, 1989, IPL shall modify the two (2) stacks servings Units 3, 4, 5, and 6 to increase the height of each stack to at least two hundred and eighty-one (281) feet above grade.

(5) Prior to February 28, 1989, IPL shall submit completed engineering plans and drawings of flue gas conditioning systems for Units 4 and 5 to the department. Prior to May 31, 1990, IPL shall complete installation of flue gas conditioning systems for Units 4 and 5.

(6) After September 30, 1990, on a day for which Unit 3 does not burn any coal, the limitations in subdivision (2) are in effect, and compliance shall be determined as specified in 326 IAC 7-2-1(c).

(7) After September 30, 1990, on a day for which unit 3 burns any coal, the limitations in subdivision (3) are in effect. As an exception to the requirements of 326 IAC 7-2-1(c)(1) on a day for which Unit 3 burns any coal, if the thirty (30) day rolling weighted average for any unit is above two and fifty-seven hundredths (2.57) pounds per million Btu, then 326 IAC 7-2-1(c)(1) does not apply, and the daily average emission rate for that unit for that day shall not exceed two and fifty-seven hundredths (2.57) pounds per million Btu.

(8) After September 30, 1990, for the purposes of determining compliance under 326 IAC 7-2-1(b), stack tests performed on Units 3, 4, 5, and 6 shall demonstrate compliance with the most stringent set of limits in effect at any time during the day prior to or during the test based on the Unit 3 operating status and fuel type as indicated by the log maintained pursuant to subdivision (9).

(9) After September 30, 1990, IPL shall maintain and make available to the department upon request a log of the operating status and fuel type used for Unit 3. In addition, in the quarterly report required by 326 IAC 7-2-1(a), IPL shall submit to the department a daily summary indicating fuel type for Unit 3, and, for days on which Unit 3 burned any coal and any thirty (30) day rolling weighted average was greater than two and fifty-seven hundredths (2.57) pounds per million Btu, IPL shall submit to the department the daily average sulfur content, heat content, and sulfur dioxide emission rate for Units 3, 4, 5, and 6.
(Air Pollution Control Board, 326 IAC 7-4-11;
 filed Aug 28, 1990, 4:50 p.m.: 14 IR 76)

326 IAC 7-4-2   Marion County sulfur dioxide emission
          limitations

Authority:  IC 13-1-1-4; IC 13-7-7
Affected:   IC 13-1-1; IC 13-7

  Sec. 2. The following sources and facilities located in Marion County shall comply with the sulfur dioxide emission limitations in pounds per million Btu (lbs./MMBtu) and pounds per hour (lbs./hr.), unless otherwise specified, and other requirement:

(Material not relevant deleted)

(29) Indianapolis Power and Light Perry K shall comply with the sulfur dioxide emission limitations in pounds per million Btu and other requirements as follows:
                                    Emission
Boiler Number                       Limitations

(A)    17 and 18                         0.3
(B)    11, 12, 13, 14, 15, and 16        2.1

(C) As an alternative to the emission limitations in clause (B), sulfur dioxide emissions from Boilers 11, 12, 13, 14, 15, and 16 may comply with any one (1) of the sets of emission limitations in pounds per million Btu as follows:

                                    Emission
Boiler Number                       Limitations

  (i)  13, 14, 15, and 16               0.0
       11 and 12                        4.4
 (ii)  11, 12, 15, and 16               0.0
       13 and 14                        4.4
(iii)  11, 12, 13, and 14               0.0
       15 and 16                        4.4
 (iv)  11, 12, 15, and 16               3.0
       13 and 14                        0.3
  (v)  11 and 12                        0.3
       13, 14, 15, and 16               3.0

(D) The department or the Indianapolis Air Pollution Control Division shall be notified prior to the reliance by Indianapolis Power and Light on any one (1) of the sets of alternative emission limitations specified in clause (C).

(E) A log of hourly operating status for each boiler shall be maintained and made available to the department upon request. A daily summary indicating which boilers were in service during the day shall be submitted to the department quarterly. In addition, records of the daily average sulfur content, heat content, and sulfur dioxide emission rate for each day in which an alternative set of emission limitations specified in clause (C) is used shall be submitted to the department quarterly.

(F) For the purposes of 326 IAC 7-2-1(c)(1), during thirty (30) day periods in which Indianapolis Power and Light relies on more than one (1) set of emission limitations specified in clauses (B) through (C), a separate thirty (30) day rolling weighted average for each set of limitations shall be determined. Each thirty (30) day rolling weighted average shall be based on data from the previous thirty (30) operational days within the last ninety (90) days for that set of limitations. If Indianapolis Power and Light does not operate thirty (30) days under any one (1) set of limitations within the last ninety (90) days, the rolling weighted average shall be based on all operational days within the last ninety (90) days for that set of limitations.

(G) Boilers 11 through 16 shall be limited to six and zero-tenths (6.0) pounds per million Btu each until Boilers 11 through 16 achieve compliance with the sulfur dioxide emission limitations specified in clauses (B) through (C). Compliance with the emission limitations specified in clauses (B) through (C) shall be achieved according to the following schedule:

  (i) Complete engineering analysis of modifications by April 2, 1988.

  (ii) Complete testing and design of modifications and place orders for necessary equipment by May 2, 1989.

  (iii) Complete installation of necessary equipment and achieve compliance with emission limitations specified in clauses (B) through
  (C) by June 2, 1990.

EXHIBIT B


[Narrative Description of Map: Exhibit B to this Contract is a map detailing the location of the Black Diamond Mine, indicating the mineral rights owners, and showing the location of the Indiana Rail Road]

                           EXHIBIT B1






                BLACK DIAMOND COAL COMPANY, INC.







                       RESERVE DEDICATION

                          ATTACHMENT TO
                  COAL SUPPLY AGREEMENT BETWEEN
             INDIANAPOLIS POWER & LIGHT COMPANY AND
                BLACK DIAMOND COAL COMPANY, INC.


                   DEDICATION OF COAL RESERVES


  This dedication made this 3rd day of November, 1994, by and between Black Diamond Coal Company, Inc., an Indiana corporation doing business in the State of Indiana (hereinafter Black Diamond) and Indianapolis Power & Light Company, an Indiana corporation (hereinafter IPL).
                           WITNESSETH
  That Black Diamond and IPL have by separate agreement dated September 27, 1994, entered into an Coal Supply Agreement for the sale and purchase of coal from the Black Diamond Mine in Green County, Indiana; and
  That by the terms of said contract, Black Diamond has agreed to make the Black Diamond Mine captive to IPL by dedicating to IPL all the coal reserves from said mine as hereinafter described; and
  That the parties desire to record this dedication of coal reserves in order to service notice of such encumbrance and to make such dedication a matter of public record so that the dedication becomes a covenant running with the land.
  NOW THEREFORE, Black Diamond hereby dedicates of record to IPL all the coal reserves owned, leased or controlled by Black Diamond and all coal reserves hereafter acquired, leased or controlled by Black Diamond at the Black Diamond Mine in Green County, Indiana subject to the pre-existing interests of any other parties therein. These coal reserves are more fully described in the above mentioned Agreement, and are more particularly described in the metes and bounds perimeter description attached hereto and made a part hereof.
  IN WITNESS WHEREOF, Black Diamond has caused this instrument to be executed by its duly authorized officers.
                BLACK DIAMOND COAL COMPANY, INC.
                By: /s/ Richard H. Whitehead, Pres.

STATE OF INDIANA)
                : SS.:
COUNTY OF MARION)

  Before me, a notary public, personally appeared Richard H. Whitehead of Black Diamond Coal Company, Inc., who acknowledged the execution of the foregoing instrument to be his free and voluntary act and deed and the free, voluntary and duly authorized act and deed of said corporation on this 3rd day of November, 1994.

                           /s/ Teresa M. Wall
                          Notary Public

My Commission Expires: 5-29-95
My County of Residence: Marion

This instrument prepared by       David B. Barnard, Attorney at Law
                   Indianapolis Power & Light Company
                   25 Monument Circle
                   Indianapolis, Indiana  46206

        Metes and Bounds Description of the Coal Reserves
              in the Coal Supply Agreement between
                Indianapolis Power & Light Company
                               and
                 Black Diamond Coal Company, Inc.

                   Effective November 3, 1994

  A tract of land being all of Sections 7, 8, 9, 16, 17, 18, 19, 20, 21, 28, 29, 30, 31, 32, and 33, Township 8 North, Range 7 West, of the Second Principal Meridian, in Wright Township, Greene County, Indiana, and all Sections 4, 5, and 6, Township 7 North, Range 7 West, of the Second Principal Meridian, in Stockton Township, Greene County, Indiana, the perimeter of which tract is more particularly described as follows:

  Beginning at the Northwest Corner of Section 7, Township 8 North, Range 7 West; thence easterly, on and along the North lines of Sections 7, 8, and 9, Township and Range aforesaid, a distance of 16,000 feet, more or less, to the Northeast corner of said Section 9; thence southerly, on and along the East lines of Sections 9, 16, 21, 28, and 33, Township and Range aforesaid, a distance of 26,440 feet, more or less, to the Southeast corner of said Section 33; thence westerly, on and along the South line of said Section 33, a distance of 40 feet, more or less, to the Northeast corner of Section 4, Township 7 North, Range 7 West; thence southerly, on and along the East line of said Section 4, a distance of 5900 feet, more or less, to the Southeast corner of said Section 4; thence westerly, along the South lines of Sections 4, 5 and 6, Township and Range aforesaid, a distance of 15,840 feet, more or less, to the Southwest corner of said Section 6; thence northerly, along the West line of said Section 6, a distance of 6300 feet, more or less, to the Northwest corner of said Section 6 and the Southwest corner of Section 31, Township 8 North, Range 7 West; thence continuing northerly, along the West lines of Sections 31, 30, 19, 18, and 7, Township and Range aforesaid, a distance of 26,470 feet, more or less, to the Northwest corner of said Section 7, and the Point of Beginning.

EXHIBIT C







[Narrative Description of Exhibit C: Exhibit C to this Contract is a flowchart showing the process the coal to be delivered under the Contract must complete.]